Exhibit 99.1

Contact:              Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

ATLANTIC UNION BANKSHARES REPORTS FOURTH QUARTER RESULTS

Richmond, Va., January 25, 2022 – Atlantic Union Bankshares Corporation (the “Company” or “Atlantic Union”) (Nasdaq: AUB) today reported net income available to common shareholders of $44.8 million and basic and diluted earnings per common share of $0.59 for the fourth quarter ended December 31, 2021. Adjusted operating earnings available to common shareholders(1) were $53.8 million, diluted operating earnings per common share(1) were $0.71, and pre-tax pre-provision adjusted operating earnings(1) were $66.2 million for the fourth quarter ended December 31, 2021.

Net income available to common shareholders was $252.0 million and basic and diluted earnings per common share were $3.26 for the twelve months ended December 31, 2021. Adjusted operating earnings available to common shareholders(1) were $273.3 million, diluted operating earnings per common share(1) were $3.53, and pre-tax pre-provision adjusted operating earnings(1) were $284.8 million for the twelve months ended December 31, 2021.

“Looking back at 2021, it was a challenging but successful year for Atlantic Union Bankshares,” said John C. Asbury, president and chief executive officer of Atlantic Union. “While there were ups and downs with the continuing pandemic, Atlantic Union had a strong finish to 2021 and we are optimistic as we enter 2022. We expect that loan growth will continue to show strength and credit losses will remain historically low due to the positive economic outlook. We made difficult choices to position the Company for long-term success through the strategic actions we took throughout the continuing pandemic and in the fourth quarter, and we remain optimistic that the lingering effects of the pandemic will continue to recede in 2022.”

“Operating under the mantra of soundness, profitability and growth – in that order of priority - Atlantic Union remains committed to generating sustainable, profitable growth and building long term value for our shareholders.”

Strategic Initiatives

During the fourth quarter of 2021, the Company took certain actions to reduce expenses in light of the current and expected operating environment that included the closure of the Atlantic Union Bankshares operations center and consolidation of 16 branches, all expected to be completed in March 2022. These actions resulted in restructuring expenses in the fourth quarter of 2021 of approximately $16.5 million primarily related to real estate, lease and other asset write downs, as well as severance costs.

Additionally, during the fourth quarter of 2021 the Company sold shares of Visa, Inc. Class B common stock and recorded a gain in other income of $5.1 million.

Subordinated Notes Offering

During the fourth quarter of 2021, the Company issued $250.0 million of fixed-to-floating rate subordinated notes with a maturity date of December 15, 2031 (the “2031 Notes”). The 2031 Notes were sold at par resulting in net proceeds, after underwriting discounts and offering expenses, of approximately $246.9 million.

The Company used a portion of the net proceeds from the 2031 Notes issuance to redeem its outstanding $150 million fixed-to-floating rate subordinated notes that were due to mature in 2026 (the “2026 Notes”), with such redemption effective during the fourth quarter of 2021. As a result of the redemption, the Company recorded additional interest expense of approximately $1.0 million in the fourth quarter of 2021 due to the acceleration of the related unamortized discount.

Share Repurchase Program

During the fourth quarter of 2021, the Company’s Board of Directors authorized a share repurchase program (the “Repurchase Program”) to purchase up to $100 million of the Company’s common stock in either open market or privately negotiated transactions, including pursuant to a trading plan in accordance with Rule 10b5-1 and /or Rule 10b-18 under the Exchange Act. This Repurchase Program replaced the prior $125 million repurchase program that was fully utilized as of September 30, 2021 and was otherwise due to expire on June 30, 2022. There were no share repurchase transactions for the quarter ended December 31, 2021.

Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”)

The Company participated in the SBA PPP under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which was intended to provide economic relief to small businesses that had been adversely impacted by the COVID-19 global pandemic (“COVID-19”). The PPP loan funding program expired on May 31, 2021. The Company had PPP loans with a recorded investment of $154.7 million and unamortized deferred fees of $4.4 million as of December 31, 2021. The loans carry a 1% interest rate.

In addition to an insignificant amount of PPP loan pay offs, the Company has processed $2.0 billion(*) of loan forgiveness on 16,000 PPP loans(*) since the inception of the program through December 31, 2021. In the fourth quarter of 2021, the Company processed $315.0 million(*) on 2,700 PPP loans for forgiveness.

(*) Number and amount of PPP loans processed for forgiveness are rounded and approximate values

NET INTEREST INCOME

For the fourth quarter of 2021, net interest income was $138.3 million, an increase from $137.5 million reported in the third quarter of 2021. Net interest income (FTE)(1) was $141.6 million in the fourth quarter of 2021, an increase of approximately $903,000 from the third quarter of 2021. The increases in net interest income and net interest income (FTE) were primarily driven by higher investment income as a result of growth in the investment portfolio, and marginally higher interest and fees on loans, including PPP loan interest and fees. These increases in net interest income and net interest income (FTE) were partially offset by the previously mentioned unamortized discount acceleration. The fourth quarter net interest margin decreased 2 basis points to 3.03% from the previous quarter, and the net interest margin (FTE)(1) also decreased 2 basis points during the same period to 3.10%. Earning asset yields declined by 1 basis point compared to the third quarter of 2021 due to the impact of the low interest rate environment on core loan and investment securities yields and the elevated but low yielding cash balances due to excess liquidity. The cost of funds increased by 1 basis point compared to the third quarter of 2021, driven by higher borrowing costs, primarily as a result of the previously mentioned acceleration of an unamortized discount.

The Company’s net interest margin (FTE) (1) includes the impact of acquisition accounting fair value adjustments. Net accretion related to acquisition accounting was $4.2 million for the quarter ended December 31, 2021. The four quarters of 2021 and the remaining estimated net accretion impact are reflected in the following table (dollars in thousands):

		Deposit
	Loan	Accretion	Borrowings
	Accretion	(Amortization)	Amortization	Total
For the quarter ended March 31, 2021	$4,287	$20	$(198)	$4,109
For the quarter ended June 30, 2021	4,132	12	(202)	3,942
For the quarter ended September 30, 2021	4,176	(8)	(203)	3,965
For the quarter ended December 31, 2021	4,449	(11)	(203)	4,235
Total for the year ended December 31, 2021	$17,044	$13	$(806)	$16,251
For the years ending (estimated):
2022	5,166	(43)	(829)	4,294
2023	3,843	(32)	(852)	2,959
2024	3,108	(4)	(877)	2,227
2025	2,422	(1)	(900)	1,521
2026	1,947	—	(926)	1,021
Thereafter	8,562	—	(8,948)	(386)
Total remaining acquisition accounting fair value adjustments at December 31, 2021	$25,048	$(80)	$(13,332)	$11,636

ASSET QUALITY

Overview

During the fourth quarter of 2021, nonperforming assets (“NPAs”) as a percentage of loans decreased 3 basis points from the prior quarter and remained low at 0.25% at December 31, 2021. Accruing past due loan levels as a percentage of total loans held for investment at December 31, 2021 decreased 7 basis points as compared to September 30, 2021, and were 13 basis points lower than at December 31, 2020. Net charge-off levels remained low at 0.02% of average loans on an annualized basis for the fourth quarter of 2021. The allowance for credit losses (“ACL”) totaled $107.8 million at December 31, 2021, a $1.5 million decrease from the prior quarter primarily due to lower expected losses, reflecting the positive economic outlook, partially offset by the impact of loan growth in the current quarter.

Nonperforming Assets

At December 31, 2021, NPAs totaled $32.8 million, a decrease of $4.4 million from September 30, 2021. NPAs as a percentage of total outstanding loans at December 31, 2021 were 0.25%, a decrease of 3 basis points from September 30, 2021. Excluding the impact of the PPP loans(1), NPAs as a percentage of total adjusted loans held for investment were 0.25% at December 31, 2021, a decrease of 4 basis points from 0.29% at September 30, 2021.

The following table shows a summary of NPA balances at the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Nonaccrual loans	$31,100	$35,472	$36,399	$41,866	$42,448
Foreclosed properties	1,696	1,696	1,696	2,344	2,773
Total nonperforming assets	$32,796	$37,168	$38,095	$44,210	$45,221

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Beginning Balance	$35,472	$36,399	$41,866	$42,448	$39,023
Net customer payments	(5,068)	(4,719)	(9,307)	(4,133)	(4,640)
Additions	1,294	4,177	4,162	3,821	8,211
Charge-offs	(598)	(385)	(183)	(270)	(146)
Loans returning to accruing status	—	—	(153)	—	—
Transfers to foreclosed property	—	—	14	—	—
Ending Balance	$31,100	$35,472	$36,399	$41,866	$42,448

The following table shows the activity in foreclosed properties for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Beginning Balance	$1,696	$1,696	$2,344	$2,773	$4,159
Additions of foreclosed property	—	—	14	—	—
Valuation adjustments	—	—	—	—	(35)
Proceeds from sales	—	—	(572)	(419)	(1,357)
Gains (losses) from sales	—	—	(90)	(10)	6
Ending Balance	$1,696	$1,696	$1,696	$2,344	$2,773

Past Due Loans

Past due loans still accruing interest totaled $29.9 million or 0.23% of total loans held for investment at December 31, 2021, compared to $38.8 million or 0.30% of total loans held for investment at September 30, 2021, and $49.8 million or 0.36% of total loans held for investment at December 31, 2020. Of the total past due loans still accruing interest, $9.1 million or 0.07% of total loans held for investment were loans past due 90 days or more at December 31, 2021, compared to $11.0 million or 0.08% of total loans held for investment at September 30, 2021, and $13.6 million or 0.10% of total loans held for investment at December 31, 2020.

Net Charge-offs

Net charge-offs totaled $511,000 or 0.02% of total average loans on an annualized basis for the quarter ended December 31, 2021, compared to $113,000 or less than 0.01% for the third quarter of 2021, and $1.8 million or 0.05% for the fourth quarter of 2020.

Provision for Credit Losses

For the quarter ended December 31, 2021, the Company recorded a negative provision for credit losses of $1.0 million, compared to a negative provision for credit losses of $18.8 million in the previous quarter, and a negative provision for credit losses of $13.8 million recorded during the same quarter in 2020. The provision for credit losses for the fourth quarter of 2021 reflected a negative provision of $1.5 million for loan losses and a provision of $500,000 for unfunded commitments.

Allowance for Credit Losses

At December 31, 2021, the ACL was $107.8 million and included an allowance for loan and lease losses (“ALLL”) of $99.8 million and a reserve for unfunded commitments (“RUC”) of $8.0 million. The ACL at December 31, 2021 decreased $1.5 million from September 30, 2021 due to lower expected losses than previously estimated as a result of ongoing economic improvements, benign credit quality metrics to date, risk rating upgrades during the quarter, and a positive macroeconomic outlook, and was comprised of a $2.0 million decrease in the ALLL and a $500,000 increase in the RUC.

The ACL as a percentage of total loans decreased slightly to 0.82% at December 31, 2021, compared to 0.83% at September 30, 2021. The ALLL as a percentage of the total loan portfolio was 0.76% at December 31, 2021 and 0.77% at September 30, 2021.

NONINTEREST INCOME

Noninterest income increased $6.5 million to $36.4 million for the quarter ended December 31, 2021 from $29.9 million in the prior quarter, primarily driven by a $5.1 million gain from the sale of Visa, Inc. Class B common stock and increases in several other noninterest income categories, partially offset by a $1.5 million decline in mortgage banking income reflecting the seasonal drop in mortgage loan origination volumes in the fourth quarter of 2021. The other noninterest income increases from the prior quarter include an increase of $937,000 in unrealized gains on equity method investments, a seasonal increase of $610,000 in service charges on deposit accounts, a $559,000 increase in bank owned life insurance revenue, an increase of $341,000 in loan interest rate swap fee income, and additional asset management fees of $210,000 due to growth in assets under management in the fourth quarter.

NONINTEREST EXPENSE

Noninterest expense increased $24.6 million to $119.9 million for the quarter ended December 31, 2021 from $95.3 million in the prior quarter, primarily driven by restructuring expenses of $16.5 million related to the announced closure of the Company’s operations center and the consolidation of 16 branches planned for March 2022. In addition, salaries and benefits increased $4.4 million from the prior quarter, primarily driven by performance based variable incentive compensation and profit-sharing expenses, including a $500,000 contribution to the Company’s Employee Stock Ownership Plan (“ESOP”). Other notable expenses incurred in the fourth quarter of 2021 include $1.4 million in expenses associated with strategic projects, $1.2 million in severance costs unrelated to branch closures, and approximately $900,000 in technology and data processing costs related to the termination of a software contract.

INCOME TAXES

The effective tax rate for the three months ended December 31, 2021 was 14.4%, compared to 18.0% for the three months ended September 30, 2021, reflecting the impact of changes in the proportion of tax exempt income to pretax income. The effective tax rate for the twelve months ended December 31, 2021 was 17.2%, compared to 15.1% for the twelve months ended December 31, 2020.

BALANCE SHEET

At December 31, 2021, total assets were $20.1 billion, an increase of $129.1 million or approximately 2.6% (annualized) from September 30, 2021, and an increase of $436.3 million or approximately 2.2% from December 31, 2020. Total assets have increased from the prior quarter primarily due to net growth in the investment securities portfolio, as well as growth in the loan portfolio, which was partially offset by PPP loan forgiveness.

At December 31, 2021, loans held for investment (net of deferred fees and costs) totaled $13.2 billion, including $150.4 million in PPP loans, an increase of $56.3 million or 1.7% (annualized) from September 30, 2021, while average loans at December 31, 2021 decreased $369.3 million or 10.9% (annualized) from the prior quarter. Excluding the effects of the PPP(1), loans held for investment (net of deferred fees and costs) at December 31, 2021 increased $372.5 million or 11.7% (annualized) from September 30, 2021, and average loans increased $29.8 million or 0.9% (annualized) from the prior quarter. Loans held for investment (net of deferred fees and costs) decreased $825.5 million or 5.9% from December 31, 2020, and quarterly average loans decreased $1.1 billion or 7.8% from the same period in the prior year. Excluding the effects of the PPP(1), loans held for investment (net of deferred fees and costs) at December 31, 2021 increased $203.7 million or 1.6% from the same period in the prior year, and quarterly average loans during the fourth quarter of 2021 increased $51.1 million or 0.4% from the same period in the prior year. In addition to an insignificant amount of PPP loan payoffs, the Company processed $315.0 million(*) of loan forgiveness on 2,700 PPP loans(*) during the fourth quarter of 2021, compared to $391.8 million(*) of loan forgiveness on 3,000 PPP loans(*) during the third quarter of 2021, and $429.3 million(*) of loan forgiveness on 3,100 PPP loans(*) during the fourth quarter of 2020.

At December 31, 2021, total deposits were $16.6 billion, a decrease of $11.1 million or approximately 0.3% (annualized) from September 30, 2021, while average deposits increased $143.1 million or 3.4% (annualized) from the prior quarter. Deposits at December 31, 2021 increased $888.3 million or 5.6% from December 31, 2020, and quarterly average deposits at December 31, 2021 increased $965.1 million or 6.1% from the same period in the prior year. The increase in deposits from the prior year was primarily due to additional liquidity of bank customers due to higher levels of government assistance programs since the start of COVID and increased savings. The decrease in deposits from the prior quarter is primarily attributable to the run-off of time deposits.

The following table shows the Company’s capital ratios at the quarters ended:

	December 31,	September 30,	December 31,
	2021	2021	2020
Common equity Tier 1 capital ratio (2)	10.24%	10.37%	10.26%
Tier 1 capital ratio (2)	11.33%	11.49%	11.39%
Total capital ratio (2)	14.18%	13.78%	14.00%
Leverage ratio (Tier 1 capital to average assets) (2)	9.01%	8.97%	8.95%
Common equity to total assets	12.68%	12.68%	12.95%
Tangible common equity to tangible assets (1)	8.20%	8.16%	8.31%

During the fourth quarter of 2021, the Company declared and paid a quarterly dividend on the outstanding shares of Series A Preferred Stock of $171.88 per share (equivalent to $0.43 per outstanding depositary share), consistent with the third quarter of 2021 and the fourth quarter of 2020. During the fourth quarter of 2021, the Company also declared and paid cash dividends of $0.28 per common share, consistent with the third quarter of 2021, and an increase of $0.03, or approximately 12.0%, compared to the fourth quarter of 2020.

On December 10, 2021, the Company’s Board of Directors authorized a Repurchase Program to purchase up to $100 million of the Company’s common stock in open market transactions or privately negotiated transactions, including pursuant to a trading plan in accordance with Rule 10b5-1 and /or Rule 10b-18 under the Exchange Act. There were no share repurchase transactions during the quarter ended December 31, 2021. The Repurchase Program followed a prior $125 million share repurchase authorization that was approved by the Company’s Board of Directors during the second quarter of 2021 and was fully utilized by September 30, 2021.

During the fourth quarter of 2021, the Company issued $250.0 million of 2.875% fixed-to-floating rate subordinated notes with a maturity date of December 15, 2031. The 2031 Notes were sold at par resulting in net proceeds, after underwriting discounts and offering expenses, of approximately $246.9 million. The Company used a portion of the net proceeds from the 2031 Notes issuance to repay its outstanding $150 million of 5.00% fixed-to-floating rate subordinated notes due 2026.

(1) These are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

(2) All ratios at December 31, 2021 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

(*) Number and amount of PPP loans processed for forgiveness are rounded and approximate values.

ABOUT ATLANTIC UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 130 branches and approximately 150 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Dixon, Hubard, Feinour & Brown, Inc., which provides investment advisory services; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

FOURTH QUARTER AND FISCAL YEAR 2021 EARNINGS RELEASE CONFERENCE CALL

The Company will hold a conference call and webcast for analysts on Tuesday, January 25, 2022 at 9:00 a.m. Eastern Time during which management will review the fourth quarter and fiscal year 2021 financial results and provide an update on recent activities. Interested parties may participate in the call toll-free by dialing (866) 220-4170; international callers wishing to participate may do so by dialing (864) 663-5235. The conference ID number is 3699316. Management will conduct a listen-only webcast with accompanying slides, which can be found at: https://edge.media-server.com/mmc/p/93uvghah.

A replay of the webcast, and the accompanying slides, will be available on the Company’s website for 90 days at: https://investors.atlanticunionbank.com/.

NON-GAAP FINANCIAL MEASURES

In reporting the results as of and for the periods ended December 31, 2021, the Company has provided supplemental performance measures on a tax-equivalent, tangible, operating, adjusted or pre-tax pre-provision basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance. For a reconciliation of these measures to their most directly comparable GAAP measures and additional information about these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including without limitation, statements made in Mr. Asbury’s quotes and statements regarding the Company’s outlook on future economic conditions and the impacts of the COVID-19 pandemic, are statements that include, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties, and other factors, some of which cannot be predicted or quantified, that may cause actual results, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of, or trends affecting, the Company will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to the effects of or changes in:

●	changes in interest rates;
●	general economic and financial market conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of COVID-19;
●	the quality or composition of the loan or investment portfolios and changes therein;
●	demand for loan products and financial services in the Company’s market area;
●	the Company’s ability to manage its growth or implement its growth strategy;
●	the effectiveness of expense reduction plans;
●	the introduction of new lines of business or new products and services;
●	the Company’s ability to recruit and retain key employees;
●	the incremental cost and/or decreased revenues associated with exceeding $10 billion in assets;
●	real estate values in the Bank’s lending area;
●	an insufficient ACL;
●	changes in accounting principles;

●	the Company’s liquidity and capital positions;
●	concentrations of loans secured by real estate, particularly commercial real estate;
●	the effectiveness of the Company’s credit processes and management of the Company’s credit risk;
●	the Company’s ability to compete in the market for financial services and increased competition from fintech companies;
●	technological risks and developments, and cyber threats, attacks, or events;
●	the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (such as COVID-19), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on supply chains and methods used to distribute products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
●	the effect of steps the Company takes in response to COVID-19, the severity and duration of the pandemic, the uncertainty regarding new variants of COVID-19 that have emerged, the speed and efficacy of vaccine and treatment developments, the impact of loosening or tightening of government restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein;
●	the discontinuation of LIBOR and its impact on the financial markets, and the Company’s ability to manage operational, legal and compliance risks related to the discontinuation of LIBOR and implementation of one or more alternate reference rates,
●	performance by the Company’s counterparties or vendors;
●	deposit flows;
●	the availability of financing and the terms thereof;
●	the level of prepayments on loans and mortgage-backed securities;
●	legislative or regulatory changes and requirements, including the impact of the CARES Act, as amended by the CAA, and other legislative and regulatory reactions to COVID-19;
●	potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to COVID-19, including, among other things, the CARES Act, as amended by the CAA;
●	the effects of changes in federal, state or local tax laws and regulations;
●	monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve;
●	changes to applicable accounting principles and guidelines; and
●	other factors, many of which are beyond the control of the Company.

Please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and related disclosures in other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made and the Company does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	As of & For Three Months Ended			As of & For Year Ended
	12/31/21	09/30/21	12/31/20	12/31/21	12/31/20
Results of Operations	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and dividend income	$147,456	$146,379	$161,847	$592,359	$653,454
Interest expense	9,129	8,891	16,243	41,099	98,156
Net interest income	138,327	137,488	145,604	551,260	555,298
Provision for credit losses	(1,000)	(18,850)	(13,813)	(60,888)	87,141
Net interest income after provision for credit losses	139,327	156,338	159,417	612,148	468,157
Noninterest income	36,417	29,938	32,241	125,806	131,486
Noninterest expenses	119,944	95,343	121,668	419,195	413,349
Income before income taxes	55,800	90,933	69,990	318,759	186,294
Income tax expense	8,021	16,368	10,560	54,842	28,066
Net income	47,779	74,565	59,430	263,917	158,228
Dividends on preferred stock	2,967	2,967	2,967	11,868	5,658
Net income available to common shareholders	$44,812	$71,598	$56,463	$252,049	$152,570

Interest earned on earning assets (FTE) (1)	$150,684	$149,543	$164,931	$604,950	$665,001
Net interest income (FTE) (1)	141,555	140,652	148,688	563,851	566,845
Total revenue (FTE) (1)	177,972	170,590	180,929	689,657	698,331
Pre-tax pre-provision adjusted operating earnings (8)	66,199	72,074	77,776	284,779	300,790

Key Ratios
Earnings per common share, diluted	$0.59	$0.94	$0.72	$3.26	$1.93
Return on average assets (ROA)	0.94%	1.47%	1.19%	1.32%	0.83%
Return on average equity (ROE)	6.98%	10.88%	8.82%	9.68%	6.14%
Return on average tangible common equity (ROTCE) (2) (3)	11.98%	18.79%	15.60%	16.72%	11.18%
Efficiency ratio	68.64%	56.95%	68.41%	61.91%	60.19%
Net interest margin	3.03%	3.05%	3.25%	3.08%	3.26%
Net interest margin (FTE) (1)	3.10%	3.12%	3.32%	3.15%	3.32%
Yields on earning assets (FTE) (1)	3.30%	3.31%	3.69%	3.38%	3.90%
Cost of interest-bearing liabilities	0.30%	0.30%	0.52%	0.34%	0.80%
Cost of deposits	0.12%	0.14%	0.30%	0.16%	0.51%
Cost of funds	0.20%	0.19%	0.37%	0.23%	0.58%

Operating Measures (4)
Adjusted operating earnings	$56,784	$74,558	$76,493	$285,174	$179,838
Adjusted operating earnings available to common shareholders	53,817	71,591	73,526	273,306	174,180
Adjusted operating earnings per common share, diluted	$0.71	$0.94	$0.93	$3.53	$2.21
Adjusted operating ROA	1.11%	1.47%	1.54%	1.43%	0.94%
Adjusted operating ROE	8.30%	10.88%	11.36%	10.46%	6.98%
Adjusted operating ROTCE (2) (3)	14.25%	18.79%	20.07%	18.07%	12.64%
Adjusted operating efficiency ratio (FTE) (1)(7)	57.96%	53.91%	53.15%	54.52%	52.18%

Per Share Data
Earnings per common share, basic	$0.59	$0.94	$0.72	$3.26	$1.93
Earnings per common share, diluted	0.59	0.94	0.72	3.26	1.93
Cash dividends paid per common share	0.28	0.28	0.25	1.09	1.00
Market value per share	37.29	36.85	32.94	37.29	32.94
Book value per common share	33.80	33.60	32.46	33.80	32.46
Tangible book value per common share (2)	20.79	20.55	19.78	20.79	19.78
Price to earnings ratio, diluted	15.93	9.88	11.50	11.44	17.07
Price to book value per common share ratio	1.10	1.10	1.01	1.10	1.01
Price to tangible book value per common share ratio (2)	1.79	1.79	1.67	1.79	1.67
Weighted average common shares outstanding, basic	75,654,336	76,309,355	78,721,530	77,399,902	78,858,726
Weighted average common shares outstanding, diluted	75,667,759	76,322,736	78,740,351	77,417,801	78,875,668
Common shares outstanding at end of period	75,663,648	75,645,031	78,729,212	75,663,648	78,729,212

	As of & For Three Months Ended			As of & For Year Ended
	12/31/21	09/30/21	12/31/20	12/31/21	12/31/20
Capital Ratios	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Common equity Tier 1 capital ratio (5)	10.24%	10.37%	10.26%	10.24%	10.26%
Tier 1 capital ratio (5)	11.33%	11.49%	11.39%	11.33%	11.39%
Total capital ratio (5)	14.18%	13.78%	14.00%	14.18%	14.00%
Leverage ratio (Tier 1 capital to average assets) (5)	9.01%	8.97%	8.95%	9.01%	8.95%
Common equity to total assets	12.68%	12.68%	12.95%	12.68%	12.95%
Tangible common equity to tangible assets (2)	8.20%	8.16%	8.31%	8.20%	8.31%

Financial Condition
Assets	$20,064,796	$19,935,657	$19,628,449	$20,064,796	$19,628,449
Loans held for investment (net of deferred fees and costs)	13,195,843	13,139,586	14,021,314	13,195,843	14,021,314
Securities	4,186,475	3,807,723	3,180,052	4,186,475	3,180,052
Earning Assets	18,030,138	17,795,784	17,624,618	18,030,138	17,624,618
Goodwill	935,560	935,560	935,560	935,560	935,560
Amortizable intangibles, net	43,312	46,537	57,185	43,312	57,185
Deposits	16,611,068	16,622,160	15,722,765	16,611,068	15,722,765
Borrowings	506,594	385,765	840,717	506,594	840,717
Stockholders' equity	2,710,071	2,694,439	2,708,490	2,710,071	2,708,490
Tangible common equity (2)	1,564,842	1,545,985	1,549,388	1,564,842	1,549,388

Loans held for investment, net of deferred fees and costs
Construction and land development	$862,236	$877,351	$925,798	$862,236	$925,798
Commercial real estate - owner occupied	1,995,409	2,027,299	2,128,909	1,995,409	2,128,909
Commercial real estate - non-owner occupied	3,789,377	3,730,720	3,657,562	3,789,377	3,657,562
Multifamily real estate	778,626	776,287	814,745	778,626	814,745
Commercial & Industrial	2,542,243	2,580,190	3,263,460	2,542,243	3,263,460
Residential 1-4 Family - Commercial	607,337	624,347	671,949	607,337	671,949
Residential 1-4 Family - Consumer	816,524	822,971	822,866	816,524	822,866
Residential 1-4 Family - Revolving	560,796	557,803	596,996	560,796	596,996
Auto	461,052	425,436	401,324	461,052	401,324
Consumer	176,992	182,039	247,730	176,992	247,730
Other Commercial	605,251	535,143	489,975	605,251	489,975
Total loans held for investment	$13,195,843	$13,139,586	$14,021,314	$13,195,843	$14,021,314

Deposits
NOW accounts	$4,176,032	$4,016,505	$3,621,181	$4,176,032	$3,621,181
Money market accounts	4,249,858	4,152,986	4,248,335	4,249,858	4,248,335
Savings accounts	1,121,297	1,079,735	904,095	1,121,297	904,095
Time deposits of $250,000 and over	452,193	546,199	654,224	452,193	654,224
Other time deposits	1,404,364	1,497,897	1,926,227	1,404,364	1,926,227
Time deposits	1,856,557	2,044,096	2,580,451	1,856,557	2,580,451
Total interest-bearing deposits	$11,403,744	$11,293,322	$11,354,062	$11,403,744	$11,354,062
Demand deposits	5,207,324	5,328,838	4,368,703	5,207,324	4,368,703
Total deposits	$16,611,068	$16,622,160	$15,722,765	$16,611,068	$15,722,765

Averages
Assets	$20,236,889	$20,056,570	$19,817,318	$19,977,551	$19,083,853
Loans held for investment (net of deferred fees and costs)	13,082,412	13,451,674	14,188,661	13,639,325	13,777,467
Loans held for sale	26,775	30,035	59,312	39,031	53,016
Securities	3,998,058	3,679,977	3,140,243	3,579,378	2,826,504
Earning assets	18,138,285	17,910,389	17,801,490	17,903,671	17,058,795
Deposits	16,861,219	16,718,144	15,896,149	16,541,286	14,950,295
Time deposits	1,941,420	2,109,131	2,571,639	2,201,039	2,643,229
Interest-bearing deposits	11,489,510	11,512,825	11,482,105	11,485,130	11,028,169
Borrowings	445,344	395,984	891,699	453,452	1,215,676
Interest-bearing liabilities	11,934,854	11,908,809	12,373,804	11,938,582	12,243,845
Stockholders' equity	2,715,610	2,718,032	2,679,170	2,725,330	2,576,372
Tangible common equity (2)	1,568,828	1,567,937	1,518,223	1,573,415	1,482,060

		As of & For Three Months Ended			As of & For Year Ended
		12/31/21	09/30/21	12/31/20	12/31/21	12/31/20
Asset Quality		(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Allowance for Credit Losses (ACL)
Beginning balance, Allowance for loan and lease losses (ALLL)		$101,798	$118,261	$174,122	$160,540	$42,294
Add: Day 1 impact from adoption of CECL		—	—	—	—	47,484
Add: Recoveries		1,720	2,153	1,617	8,218	6,755
Less: Charge-offs		2,231	2,266	3,386	10,083	18,193
Add: Provision for loan losses		(1,500)	(16,350)	(11,813)	(58,888)	82,200
Ending balance, ALLL		$99,787	$101,798	$160,540	$99,787	$160,540

Beginning balance, Reserve for unfunded commitment (RUC)		$7,500	$10,000	$12,000	$10,000	$900
Add: Day 1 impact from adoption of CECL		—	—	—	—	4,160
Add: Provision for unfunded commitments		500	(2,500)	(2,000)	(2,000)	4,940
Ending balance, RUC		$8,000	$7,500	$10,000	$8,000	$10,000
Total ACL		$107,787	$109,298	$170,540	$107,787	$170,540

ACL / total outstanding loans		0.82%	0.83%	1.22%	0.82%	1.22%
ACL / total adjusted loans(9)		0.83%	0.86%	1.33%	0.83%	1.33%
ALLL / total outstanding loans		0.76%	0.77%	1.14%	0.76%	1.14%
ALLL / total adjusted loans(9)		0.76%	0.80%	1.25%	0.76%	1.25%
Net charge-offs / total average loans		0.02%	0.00%	0.05%	0.01%	0.08%
Net charge-offs / total adjusted average loans(9)		0.02%	0.00%	0.06%	0.01%	0.09%
Provision for loan losses/ total average loans		(0.05)%	(0.48)%	(0.33)%	(0.43)%	0.60%
Provision for loan losses/ total adjusted average loans(9)		(0.05)%	(0.51)%	(0.37)%	(0.46)%	0.65%
	`
Nonperforming Assets (6)
Construction and land development		$2,697	$2,710	$3,072	$2,697	$3,072
Commercial real estate - owner occupied		5,637	7,786	7,128	5,637	7,128
Commercial real estate - non-owner occupied		3,641	4,174	2,317	3,641	2,317
Multifamily real estate		113	113	33	113	33
Commercial & Industrial		1,647	2,062	2,107	1,647	2,107
Residential 1-4 Family - Commercial		2,285	2,445	9,993	2,285	9,993
Residential 1-4 Family - Consumer		11,397	12,150	12,600	11,397	12,600
Residential 1-4 Family - Revolving		3,406	3,723	4,629	3,406	4,629
Auto		223	255	500	223	500
Consumer		54	54	69	54	69
Nonaccrual loans		$31,100	$35,472	$42,448	$31,100	$42,448
Foreclosed property		1,696	1,696	2,773	1,696	2,773
Total nonperforming assets (NPAs)		$32,796	$37,168	$45,221	$32,796	$45,221
Construction and land development		$299	$304	$—	$299	$—
Commercial real estate - owner occupied		1,257	1,886	3,727	1,257	3,727
Commercial real estate - non-owner occupied		433	1,175	148	433	148
Commercial & Industrial		1,897	1,256	1,114	1,897	1,114
Residential 1-4 Family - Commercial		990	1,091	1,560	990	1,560
Residential 1-4 Family - Consumer		3,013	2,462	5,699	3,013	5,699
Residential 1-4 Family - Revolving		882	2,474	826	882	826
Auto		241	209	166	241	166
Consumer		120	173	394	120	394
Loans ≥ 90 days and still accruing		$9,132	$11,030	$13,634	$9,132	$13,634
Total NPAs and loans ≥ 90 days		$41,928	$48,198	$58,855	$41,928	$58,855
NPAs / total outstanding loans		0.25%	0.28%	0.32%	0.25%	0.32%
NPAs / total adjusted loans(9)		0.25%	0.29%	0.35%	0.25%	0.35%
NPAs / total assets		0.16%	0.19%	0.23%	0.16%	0.23%
ALLL / nonaccrual loans		320.86%	286.98%	378.20%	320.86%	378.20%
ALLL/ nonperforming assets		304.27%	273.89%	355.01%	304.27%	355.01%

	As of & For Three Months Ended			As of & For Year Ended
	12/31/21	09/30/21	12/31/20	12/31/21	12/31/20
Past Due Detail (6)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Construction and land development	$1,357	$744	$1,903	$1,357	$1,903
Commercial real estate - owner occupied	1,230	735	1,870	1,230	1,870
Commercial real estate - non-owner occupied	1,965	1,302	2,144	1,965	2,144
Multifamily real estate	84	—	617	84	617
Commercial & Industrial	1,161	11,089	1,848	1,161	1,848
Residential 1-4 Family - Commercial	1,844	807	2,227	1,844	2,227
Residential 1-4 Family - Consumer	3,368	406	10,182	3,368	10,182
Residential 1-4 Family - Revolving	1,493	1,092	2,975	1,493	2,975
Auto	1,866	1,548	2,076	1,866	2,076
Consumer	689	790	1,166	689	1,166
Other Commercial	37	631	16	37	16
Loans 30-59 days past due	$15,094	$19,144	$27,024	$15,094	$27,024
Construction and land development	$—	$58	$547	$—	$547
Commercial real estate - owner occupied	152	61	1,380	152	1,380
Commercial real estate - non-owner occupied	127	570	1,721	127	1,721
Commercial & Industrial	1,438	3,328	1,190	1,438	1,190
Residential 1-4 Family - Commercial	272	698	818	272	818
Residential 1-4 Family - Consumer	2,925	2,188	1,533	2,925	1,533
Residential 1-4 Family - Revolving	363	587	1,044	363	1,044
Auto	249	202	376	249	376
Consumer	186	317	550	186	550
Other Commercial	—	600	—	—	—
Loans 60-89 days past due	$5,712	$8,609	$9,159	$5,712	$9,159

Past Due and still accruing	$29,938	$38,783	$49,817	$29,938	$49,817
Past Due and still accruing / total loans	0.23%	0.30%	0.36%	0.23%	0.36%

Troubled Debt Restructurings
Performing	$10,313	$11,335	$13,961	$10,313	$13,961
Nonperforming	7,642	7,365	6,655	7,642	6,655
Total troubled debt restructurings	$17,955	$18,700	$20,616	$17,955	$20,616

Alternative Performance Measures (non-GAAP)
Net interest income (FTE) (1)
Net interest income (GAAP)	$138,327	$137,488	$145,604	$551,260	$555,298
FTE adjustment	3,228	3,164	3,084	12,591	11,547
Net interest income (FTE) (non-GAAP)	$141,555	$140,652	$148,688	$563,851	$566,845
Noninterest income (GAAP)	36,417	29,938	32,241	125,806	131,486
Total revenue (FTE) (non-GAAP)	$177,972	$170,590	$180,929	$689,657	$698,331

Average earning assets	$18,138,285	$17,910,389	$17,801,490	$17,903,671	$17,058,795
Net interest margin	3.03%	3.05%	3.25%	3.08%	3.26%
Net interest margin (FTE)	3.10%	3.12%	3.32%	3.15%	3.32%

Tangible Assets (2)
Ending assets (GAAP)	$20,064,796	$19,935,657	$19,628,449	$20,064,796	$19,628,449
Less: Ending goodwill	935,560	935,560	935,560	935,560	935,560
Less: Ending amortizable intangibles	43,312	46,537	57,185	43,312	57,185
Ending tangible assets (non-GAAP)	$19,085,924	$18,953,560	$18,635,704	$19,085,924	$18,635,704

Tangible Common Equity (2)
Ending equity (GAAP)	$2,710,071	$2,694,439	$2,708,490	$2,710,071	$2,708,490
Less: Ending goodwill	935,560	935,560	935,560	935,560	935,560
Less: Ending amortizable intangibles	43,312	46,537	57,185	43,312	57,185
Less: Perpetual preferred stock	166,357	166,357	166,357	166,357	166,357
Ending tangible common equity (non-GAAP)	$1,564,842	$1,545,985	$1,549,388	$1,564,842	$1,549,388

Average equity (GAAP)	$2,715,610	$2,718,032	$2,679,170	$2,725,330	$2,576,372
Less: Average goodwill	935,560	935,560	935,560	935,560	935,560
Less: Average amortizable intangibles	44,866	48,179	59,031	49,999	65,094
Less: Average perpetual preferred stock	166,356	166,356	166,356	166,356	93,658
Average tangible common equity (non-GAAP)	$1,568,828	$1,567,937	$1,518,223	$1,573,415	$1,482,060

ROTCE (2)(3)
Net income available to common shareholders (GAAP)	$44,812	$71,598	$56,463	$252,049	$152,570
Plus: Amortization of intangibles, tax effected	2,548	2,671	3,079	10,984	13,093
Net income available to common shareholders before amortization of intangibles (non-GAAP)	$47,360	$74,269	$59,542	$263,033	$165,663

Return on average tangible common equity (ROTCE)	11.98%	18.79%	15.60%	16.72%	11.18%

	As of & For Three Months Ended			As of & For Year Ended
	12/31/21	09/30/21	12/31/20	12/31/21	12/31/20
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Measures (4)
Net income (GAAP)	$47,779	$74,565	$59,430	$263,917	$158,228
Plus: Net loss related to balance sheet repositioning, net of tax	—	—	16,440	11,609	25,979
Less: Gain on sale of securities, net of tax	—	7	—	69	9,712
Less: Gain on Visa, Inc. Class B common stock, net of tax	4,058	—	—	4,058	—
Plus: Branch closing and facility consolidation costs, net of tax	13,063	—	623	13,775	5,343
Adjusted operating earnings (non-GAAP)	56,784	74,558	76,493	285,174	179,838
Less: Dividends on preferred stock	2,967	2,967	2,967	11,868	5,658
Adjusted operating earnings available to common shareholders (non-GAAP)	$53,817	$71,591	$73,526	$273,306	$174,180

Noninterest expense (GAAP)	$119,944	$95,343	$121,668	$419,195	$413,349
Less: Amortization of intangible assets	3,225	3,381	3,897	13,904	16,574
Less: Losses related to balance sheet repositioning	—	—	20,810	14,695	31,116
Less: Branch closing and facility consolidation costs	16,536	—	789	17,437	6,764
Adjusted operating noninterest expense (non-GAAP)	$100,183	$91,962	$96,172	$373,159	$358,895

Noninterest income (GAAP)	$36,417	$29,938	$32,241	$125,806	$131,486
Plus: Losses related to balance sheet repositioning	—	—	—	—	(1,769)
Less: Gain on sale of securities	—	9	—	87	12,294
Less: Gain on Visa, Inc. Class B common stock	5,137	—	—	5,137	—
Adjusted operating noninterest income (non-GAAP)	$31,280	$29,929	$32,241	$120,582	$120,961

Net interest income (FTE) (non-GAAP) (1)	$141,555	$140,652	$148,688	$563,851	$566,845
Adjusted operating noninterest income (non-GAAP)	31,280	29,929	32,241	120,582	120,961
Total adjusted revenue (FTE) (non-GAAP) (1)	$172,835	$170,581	$180,929	$684,433	$687,806

Efficiency ratio	68.64%	56.95%	68.41%	61.91%	60.19%
Adjusted operating efficiency ratio (FTE) (1)(7)	57.96%	53.91%	53.15%	54.52%	52.18%

Operating ROTCE (2)(3)(4)
Adjusted operating earnings available to common shareholders (non-GAAP)	$53,817	$71,591	$73,526	$273,306	$174,180
Plus: Amortization of intangibles, tax effected	2,548	2,671	3,079	10,984	13,093
Adjusted operating earnings available to common shareholders before amortization of intangibles (non-GAAP)	$56,365	$74,262	$76,605	$284,290	$187,273

Average tangible common equity (non-GAAP)	$1,568,828	$1,567,937	$1,518,223	$1,573,415	$1,482,060
Adjusted operating return on average tangible common equity (non-GAAP)	14.25%	18.79%	20.07%	18.07%	12.64%

Pre-tax pre-provision adjusted operating earnings (8)
Net income (GAAP)	$47,779	$74,565	$59,430	$263,917	$158,228
Plus: Provision for credit losses	(1,000)	(18,850)	(13,813)	(60,888)	87,141
Plus: Income tax expense	8,021	16,368	10,560	54,842	28,066
Plus: Net loss related to balance sheet repositioning	—	—	20,810	14,695	32,885
Less: Gain on sale of securities	—	9	—	87	12,294
Less: Gain on Visa, Inc. Class B common stock	5,137	—	—	5,137	—
Plus: Branch closing and facility consolidation costs	16,536	—	789	17,437	6,764
Pre-tax pre-provision adjusted operating earnings (non-GAAP)	$66,199	$72,074	$77,776	$284,779	$300,790
Less: Dividends on preferred stock	2,967	2,967	2,967	11,868	5,658
Pre-tax pre-provision adjusted operating earnings available to common shareholders (non-GAAP)	$63,232	$69,107	$74,809	$272,911	$295,132

Weighted average common shares outstanding, diluted	75,667,759	76,322,736	78,740,351	77,417,801	78,875,668
Pre-tax pre-provision earnings per common share, diluted	$0.84	$0.91	$0.95	$3.53	$3.74

Adjusted Loans (9)
Loans held for investment (net of deferred fees and costs) (GAAP)	$13,195,843	$13,139,586	$14,021,314	$13,195,843	$14,021,314
Less: PPP adjustments (net of deferred fees and costs)	150,363	466,609	1,179,522	150,363	1,179,522
Total adjusted loans (non-GAAP)	$13,045,480	$12,672,977	$12,841,792	$13,045,480	$12,841,792

Average loans held for investment (net of deferred fees and costs) (GAAP)	$13,082,412	$13,451,674	$14,188,661	$13,639,325	$13,777,467
Less: Average PPP adjustments (net of deferred fees and costs)	288,204	687,259	1,445,602	864,814	1,091,921
Total adjusted average loans (non-GAAP)	$12,794,208	$12,764,415	$12,743,059	$12,774,511	$12,685,546

	As of & For Three Months Ended			As of & For Year Ended
	12/31/21	09/30/21	12/31/20	12/31/21	12/31/20
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Mortgage Origination Held for Sale Volume (10)
Refinance Volume	$46,575	$49,154	$165,042	$287,976	$469,037
Purchase Volume	71,969	93,819	83,214	322,492	293,905
Total Mortgage loan originations held for sale	$118,544	$142,973	$248,256	$610,468	$762,942
% of originations held for sale that are refinances	39.3%	34.4%	66.5%	47.2%	61.5%

Wealth
Assets under management (AUM)	$6,741,022	$6,377,518	$5,865,264	$6,741,022	$5,865,264

Other Data
End of period full-time employees	1,876	1,918	1,879	1,876	1,879
Number of full-service branches	130	130	134	130	134
Number of automatic transaction machines (ATMs)	148	149	156	148	156

(1)	These are non-GAAP financial measures. Net interest income (FTE) and total adjusted revenue (FTE), which are used in computing net interest margin (FTE) and adjusted operating efficiency ratio (FTE), respectively, provide valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components.
(2)	These are non-GAAP financial measures. Tangible assets and tangible common equity are used in the calculation of certain profitability, capital, and per share ratios. The Company believes tangible assets, tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.
(3)	These are non-GAAP financial measures. The Company believes that ROTCE is a meaningful supplement to GAAP financial measures and useful to investors because it measures the performance of a business consistently across time without regard to whether components of the business were acquired or developed internally.
(4)
(4)
These are non-GAAP financial measures. Adjusted operating measures exclude the gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment), gains or losses on sale of securities, gains on the sale of Visa, Inc. Class B common stock, as well as branch closing and facility consolidation costs (principally composed of real estate, leases and other assets write downs, gains or losses on related real estate sales, as well as severance associated with branch closing and corporate expense reduction initiatives). The Company believes these non-GAAP adjusted measures provide investors with important information about the continuing economic results of the organization’s operations. Prior periods reflect adjustments for previously announced branch closing and corporate expense reduction initiatives.

(5)	All ratios at December 31, 2021 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.
(6)	These balances reflect the impact of the CARES Act and the Joint Guidance, which provides relief for TDR designations and also provides guidance on past due reporting for modified loans.
(7)	The adjusted operating efficiency ratio (FTE) excludes the amortization of intangible assets, gains or losses on sale of securities, gains on the sale of Visa, Inc. Class B common stock, gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment), as well as branch closing and facility consolidation costs. This measure is similar to the measure utilized by the Company when analyzing corporate performance and is also similar to the measure utilized for incentive compensation. The Company believes this adjusted measure provides investors with important information about the combined economic results of the organization’s operations. Prior periods reflect adjustments for previously announced branch closing and corporate expense reduction initiatives.
(8)	This is a non-GAAP financial measure. Pre-tax pre-provision adjusted earnings excludes the provision for credit losses, which can fluctuate significantly from period-to-period under the CECL methodology, income tax expense, gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment), gains or losses on sale of securities, gains on the sale of Visa, Inc. Class B common stock, as well as branch closing and facility consolidation costs. The Company believes this adjusted measure provides investors with important information about the combined economic results of the organization’s operations. Prior periods reflect adjustments for previously announced branch closing and corporate expense reduction initiatives.
(9)	These are non-GAAP financial measures. PPP adjustment impact excludes the SBA guaranteed loans funded during 2020 and 2021. The Company believes loans held for investment (net of deferred fees and costs), excluding PPP is useful to investors as it provides more clarity on the Company’s organic growth. The Company also believes that the related non-GAAP financial measures of past due loans still accruing interest as a percentage of total loans held for investment (net of deferred fees and costs), excluding PPP, are useful to investors as loans originated under the PPP carry an SBA guarantee. The Company believes that the ALLL as a percentage of loans held for investment (net of deferred fees and costs), excluding PPP, is useful to investors because of the size of the Company’s PPP originations and the impact of the embedded credit enhancement provided by the SBA guarantee.
(10)	Periods ended December 31, 2020 have been restated to adjust for certain mortgage loans held for investment that were previously included.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	September 30,	December 31,
	2021	2021	2020
ASSETS	(unaudited)	(unaudited)	(audited)
Cash and cash equivalents:
Cash and due from banks	$180,963	$255,648	$172,307
Interest-bearing deposits in other banks	618,714	807,225	318,974
Federal funds sold	2,824	377	2,013
Total cash and cash equivalents	802,501	1,063,250	493,294
Securities available for sale, at fair value	3,481,650	3,195,176	2,540,419
Securities held to maturity, at carrying value	628,000	535,722	544,851
Restricted stock, at cost	76,825	76,825	94,782
Loans held for sale, at fair value	20,861	35,417	96,742
Loans held for investment, net of deferred fees and costs	13,195,843	13,139,586	14,021,314
Less: allowance for loan and lease losses	99,787	101,798	160,540
Total loans held for investment, net	13,096,056	13,037,788	13,860,774
Premises and equipment, net	134,808	159,588	163,829
Goodwill	935,560	935,560	935,560
Amortizable intangibles, net	43,312	46,537	57,185
Bank owned life insurance	431,517	430,341	326,892
Other assets	413,706	419,453	514,121
Total assets	$20,064,796	$19,935,657	$19,628,449
LIABILITIES
Noninterest-bearing demand deposits	$5,207,324	$5,328,838	$4,368,703
Interest-bearing deposits	11,403,744	11,293,322	11,354,062
Total deposits	16,611,068	16,622,160	15,722,765
Securities sold under agreements to repurchase	117,870	95,181	100,888
Other short-term borrowings	—	—	250,000
Long-term borrowings	388,724	290,584	489,829
Other liabilities	237,063	233,293	356,477
Total liabilities	17,354,725	17,241,218	16,919,959
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $10.00 par value	173	173	173
Common stock, $1.33 par value	100,101	100,062	104,169
Additional paid-in capital	1,807,368	1,804,617	1,917,081
Retained earnings	783,794	760,164	616,052
Accumulated other comprehensive income	18,635	29,423	71,015
Total stockholders' equity	2,710,071	2,694,439	2,708,490
Total liabilities and stockholders' equity	$20,064,796	$19,935,657	$19,628,449

Common shares outstanding	75,663,648	75,645,031	78,729,212
Common shares authorized	200,000,000	200,000,000	200,000,000
Preferred shares outstanding	17,250	17,250	17,250
Preferred shares authorized	500,000	500,000	500,000

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Interest and dividend income:
Interest and fees on loans	$125,195	$124,999	$142,108	$508,770	$574,871
Interest on deposits in other banks	401	291	117	855	1,270
Interest and dividends on securities:
Taxable	11,757	11,230	10,414	43,859	43,585
Nontaxable	10,103	9,859	9,208	38,875	33,728
Total interest and dividend income	147,456	146,379	161,847	592,359	653,454
Interest expense:
Interest on deposits	4,915	5,837	12,000	27,117	75,943
Interest on short-term borrowings	17	22	93	108	1,691
Interest on long-term borrowings	4,197	3,032	4,150	13,874	20,522
Total interest expense	9,129	8,891	16,243	41,099	98,156
Net interest income	138,327	137,488	145,604	551,260	555,298
Provision for credit losses	(1,000)	(18,850)	(13,813)	(60,888)	87,141
Net interest income after provision for credit losses	139,327	156,338	159,417	612,148	468,157
Noninterest income:
Service charges on deposit accounts	7,808	7,198	6,702	27,122	25,251
Other service charges, commissions and fees	1,625	1,534	1,692	6,595	6,292
Interchange fees	2,027	2,203	1,884	8,279	7,184
Fiduciary and asset management fees	7,239	7,029	6,107	27,562	23,650
Mortgage banking income	3,330	4,818	9,113	21,022	25,857
Gains on securities transactions	—	9	—	87	12,294
Bank owned life insurance income	3,286	2,727	2,057	11,488	9,554
Loan-related interest rate swap fees	1,443	1,102	2,704	5,620	15,306
Other operating income	9,659	3,318	1,982	18,031	6,098
Total noninterest income	36,417	29,938	32,241	125,806	131,486
Noninterest expenses:
Salaries and benefits	57,970	53,534	57,649	214,929	206,662
Occupancy expenses	7,013	7,251	7,043	28,718	28,841
Furniture and equipment expenses	4,031	4,040	3,881	15,950	14,923
Technology and data processing	8,543	7,534	6,742	30,200	25,929
Professional services	4,680	3,792	3,797	17,841	13,007
Marketing and advertising expense	2,545	2,548	2,473	9,875	9,886
FDIC assessment premiums and other insurance	2,684	2,172	2,393	9,482	9,971
Other taxes	4,436	4,432	4,119	17,740	16,483
Loan-related expenses	1,715	1,503	2,004	7,004	9,515
Amortization of intangible assets	3,225	3,381	3,897	13,904	16,574
Loss on debt extinguishment	—	—	20,810	14,695	31,116
Other expenses	23,102	5,156	6,860	38,857	30,442
Total noninterest expenses	119,944	95,343	121,668	419,195	413,349
Income before income taxes	55,800	90,933	69,990	318,759	186,294
Income tax expense	8,021	16,368	10,560	54,842	28,066
Net income	$47,779	$74,565	$59,430	263,917	158,228
Dividends on preferred stock	2,967	2,967	2,967	11,868	5,658
Net income available to common shareholders	$44,812	$71,598	$56,463	$252,049	$152,570

Basic earnings per common share	$0.59	$0.94	$0.72	$3.26	$1.93
Diluted earnings per common share	$0.59	$0.94	$0.72	$3.26	$1.93

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Quarter Ended
	December 31, 2021			September 30, 2021
	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)

	(unaudited)			(unaudited)
Assets:
Securities:
Taxable	$2,492,935	$11,757	1.87%	$2,248,478	$11,230	1.98%
Tax-exempt	1,505,123	12,788	3.37%	1,431,499	12,480	3.46%
Total securities	3,998,058	24,545	2.44%	3,679,977	23,710	2.56%
Loans, net (3) (4)	13,082,412	125,505	3.81%	13,451,674	125,290	3.70%
Other earning assets	1,057,815	634	0.24%	778,738	543	0.28%
Total earning assets	$18,138,285	$150,684	3.30%	$17,910,389	$149,543	3.31%
Allowance for loan and lease losses	(99,940)			(117,414)
Total non-earning assets	2,198,544			2,263,595
Total assets	$20,236,889			$20,056,570

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$8,447,579	$1,208	0.06%	$8,345,410	$1,501	0.07%
Regular savings	1,100,511	56	0.02%	1,058,284	55	0.02%
Time deposits (5)	1,941,420	3,651	0.75%	2,109,131	4,281	0.81%
Total interest-bearing deposits	11,489,510	4,915	0.17%	11,512,825	5,837	0.20%
Other borrowings (6)	445,344	4,214	3.75%	395,984	3,054	3.06%
Total interest-bearing liabilities	$11,934,854	$9,129	0.30%	$11,908,809	$8,891	0.30%

Noninterest-bearing liabilities:
Demand deposits	5,371,709			5,205,319
Other liabilities	214,716			224,410
Total liabilities	$17,521,279			$17,338,538
Stockholders' equity	2,715,610			2,718,032
Total liabilities and stockholders' equity	$20,236,889			$20,056,570
Net interest income		$141,555			$140,652

Interest rate spread			3.00%			3.01%
Cost of funds			0.20%			0.19%
Net interest margin			3.10%			3.12%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 21%.
(2)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $4.4 million and $4.2 million for the three months ended December 31, 2021 and September 30, 2021, respectively, in accretion of the fair market value adjustments related to acquisitions.
(5)	Interest expense on time deposits includes amortization of $11,000 and $8,000 for the three months ended December 31, 2021 and September 30, 2021, respectively, for the fair market value adjustments related to acquisitions.
(6)	Interest expense on borrowings includes $203,000 for both the three months ended December 31, 2021 and September 30, 2021, in amortization of the fair market value adjustments related to acquisitions.